Exhibit 21.1

United States Subsidiaries:

•	Lexxus International, Inc. (Delaware)
•	Lexxus Interanational, Inc. (Florida)
•	Lighthouse Marketing Corp. (Delaware)
•	I Luv My Pet, Inc. (Delware)
•	eKaire.com, Inc. (Delaware)
•	MarketVision Communications Corp. (Delaware)
•	Lexxus Korea, Inc. (Delaware)

Non-United States Subsidiaries:

•	Lexxus International (SW Pacific) Pty. Ltd. (Australia)
•	Kaire Nutraceuticals Australia Pty. Ltd. (Australia)
•	Lexxus Interanational (NZ) Ltd. (New Zealand)
•	Kaire Nutraceuticals New Zealand Ltd. (New Zealand)
•	Lexxus International Co., Ltd. (Taiwan)
•	KGC Networks Pte. Ltd. (Singapore)
•	Lexxus International Co., Ltd. (Hong Kong)
•	Lexxus Marketing, Pte. Ltd. (Singapore)
•	Lexxus International Network Marketing, Inc. (Philippines)
•	LXK Ltd. (South Korea)
•	Lexxus International (China) Co., Ltd. (R.O.C.)
•	Natural Health Trends Japan Corp. (Japan)
•	MyLexxus Personal Care International (India) Pvt. Ltd.
•	MyLexxus Europe AG (Switzerland)
•	NHTC Holding Company (Cayman Islands)
•	NHTC Trading Company (Cayman Islands)
•	Lexxus International (Canada) Company
•	LXXS Marketing Company SDN.BHD (Malaysia)
•	Distribuidora NHTC de Mexico, S. de R.L. de C.V. (Mexico)
•	Servicios NHTC de Mexico, S. de R.L. de C.V. (Mexico)
•	Importadora NHTC de Mexico, S. de R.L. de C.V. (Mexico)